Exhibit 10.9

BONUS AGREEMENT

THIS BONUS AGREEMENT (this “Agreement”) is made and entered into effective as of December 27, 2005, by and between Tuesday Morning, Inc., a Texas corporation (the “Company”), and Loren K. Jensen, a resident of the State of Texas (“Executive”).

RECITALS:

WHEREAS, Executive currently performs duties and has responsibilities to the Company as a key employee; and

WHEREAS, the Company desires to encourage Executive to remain in the employ of the Company, and to grant Executive the opportunity to earn a bonus based upon such continuation of employment and substantial services with the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, agree as follows:

1.             Term.  Subject to Paragraph 2.2 below, this Agreement shall commence upon the date hereof and shall terminate upon the full satisfaction of all Bonus Payment (as hereinafter defined) obligations under this Agreement.

2.             Bonus Payments.

2.1           Upon the execution of this Agreement by the Company and Executive, the Company shall pay Executive a cash bonus of $29,698.00 as an inducement to sign this Agreement.  Subject to Paragraph 2.2 below, Executive also shall be entitled to the payment of a cash bonus on each day designated on Schedule A attached hereto (each a “Payment Date”), in the amount designated to the right of each Payment Date on Schedule A attached hereto (each a “Bonus Payment”); provided, however, Executive shall not be entitled to any Bonus Payment if he is not, for any reason, a full-time employee of the Company on the relevant Payment Date.  Each Bonus Payment shall be paid to Executive within five (5) business days after the applicable Payment Date.

2.2           Notwithstanding any provisions to the contrary contained herein, this Agreement shall terminate and no additional unearned Bonus Payments shall be paid to Executive upon the occurrence of any of the following events:  (i) Executive’s death, (ii) Executive’s resignation as an employee of the Company for any reason, (ii) receipt by Executive of written notice from the Company that Executive is being terminated for any reason or (iv) Executive’s Disability (as hereinafter defined).  For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties, obligations, and the essential functions of his position, with or without reasonable accommodations, for a period of 90 consecutive days due to mental or physical incapacity as determined by the Chief Executive Officer of the Company, based on the advice of a physician, if the Chief Executive Officer determines that such advice is necessary or advisable to make a determination of “Disability.”

2.3           In addition to the payments enumerated on Schedule A attached hereto, Executive may be paid additional bonuses based upon, among other things, Executive’s job performance and the performance of the Company, as determined in the sole discretion of the Company.

3.             Not an Employment Contract.  Executive acknowledges and agrees that (a) the provisions of this Agreement shall not constitute an employment agreement or arrangement between Executive and the Company, (b) Executive shall remain an “at-will” employee of the Company, (c) Executive’s employment with the Company may be terminated by the Company for any reason or no reason at any time and (d) nothing contained herein shall confer upon Executive any right to continuance of employment by the Company or any of its affiliates.  Furthermore, the parties agree that Executive remains subject to changes in salary, transfer, change of job assignment, discipline, discharge or any other change of his employment status.

4.             Notice.  For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered or certified and return receipt requested, postage prepaid, addressed to the Company at its principal executive offices and to Executive at his address as shown on the records of the Company, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Vice President-Finance of the Company, except that notices of change of address shall be effective only upon receipt.

5.             Assignment.  This Agreement and Executive’s rights and obligations hereunder, including without limitation any rights Executive may have to receive a Bonus Payment, shall not be assignable by Executive and any assignment or attempted assignment by Executive of his rights or obligations hereunder shall be null and void and without effect unless the prior written consent of the Company is obtained.

6.             Withholding Taxes.  The Company will withhold from all payments to be paid to Executive pursuant to this Agreement all required taxes that, by applicable federal, state, local or other law of any applicable jurisdiction, the Company is required to so withhold.

7.             Right of Offset.  The Company shall be entitled to offset against the payment due Executive hereunder any amounts or claim which the Company may have against Executive.

8.             Entire Agreement; Amendment; Waiver.  This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof, and supersedes all previous written or oral representations, promises, agreements, understandings, or negotiations between the parties regarding the subject matter hereof, whether expressed or implied.  No change or modification to this Agreement shall be valid or binding unless it is in writing and duly executed by both parties hereto.  No waiver (whether by act or course of conduct or omission or otherwise) of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged thereby.  No waiver by either party

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hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision hereof to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.             Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provisions of this Agreement, and all other provisions shall remain in full force and effect.  Further, such invalid or unenforceable provision shall be reformed or construed to the extent permitted by law so that such provision may be valid, legal and enforceable to the maximum extent possible.

10.           Captions.  The captions of the various paragraphs of this Agreement have been inserted only for purposes of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of the Agreement.

11.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and applicable United States federal law without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas or the United States federal law.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the day and year first above written.

COMPANY:

TUESDAY MORNING, INC.

By:	/s/ Kathleen Mason
Name:	Kathleen Mason
Title:	President & CEO

EXECUTIVE:

/s/ Loren K. Jensen
Loren K. Jensen

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SCHEDULE A

Bonus Payment Schedule

Payment Date	Bonus Payment

December 27, 2006	$29,698.00

December 27, 2007	$29,698.00

May 5, 2008	$7,424.00

A-1